Exhibit 10.1

CONSULTING AGREEMENT

     This Consulting Agreement (this “Agreement”) is made effective as of March 1, 2005, by and between Tesoro Corporation, a Delaware corporation (the “Company”), and James C. Reed, Jr. (“Consultant”).

W I T N E S S E T H:

     Whereas, Consultant’s employment with the Company as Executive Vice President, General Counsel and Secretary will terminate, by voluntary retirement, at the close of business on February 28, 2005;

     Whereas, Consultant possesses business and legal knowledge and expertise which may be of substantial assistance to the Company based on his long tenure with the Company; and

     Whereas, the Company desires to engage Consultant as a consultant to provide certain services to the Company, and Consultant desires to be so engaged, on the terms and conditions set forth below.

     Now, Therefore, in consideration of the foregoing and for other good and valuable consideration, the parties hereto do hereby agree:

     1. Engagement. The Company hereby agrees to employ Consultant as a consultant, and Consultant agrees to serve the Company in such capacity on the terms and subject to the conditions set forth in this Agreement.

     2. Term. Subject to the provision for earlier termination set forth in Section 5 hereof, the term of this Agreement shall begin on March 1, 2005 and continue to, and including, February 28, 2006. Thereafter, the term of this Agreement shall renew automatically on a month-to-month basis, unless terminated earlier by thirty (30) days written notice or “for cause” as provided in Section 5(c). In the event of the renewal of this Agreement, all of the other terms of this Agreement shall remain in full force and effect, except as may be specifically modified by the mutual written agreement of the parties. Should the Company desire that this Agreement not automatically renew on March 1, 2006 on a month-to-month basis, it shall provide notice in writing of its intention to let this Agreement lapse to Consultant no later than January 29, 2006.

     3. Duties and Responsibilities.

     (a) During the term of this Agreement, the Company shall retain Consultant as a part-time, independent consultant with respect to the matters set forth in Section 3(b). Within reason, Consultant shall make himself available to the Company up to forty-eight (48) hours each calendar month to render such advice and assistance regarding the consulting services as may be reasonably requested of Consultant by the Company. While Consultant and Company agree that circumstances might reasonably require Consultant to work more than forty-eight (48) hours in any given calendar month, it is the intention of the parties that the average number of hours worked by Consultant during the initial 12-month term of this Agreement not exceed forty-eight (48) hours per month. If the aggregate number of hours worked during the initial 12-month period exceeds 576 hours, Consultant shall be entitled to receive additional compensation as provided in Section 4. In the event of the renewal of this Agreement, in no event shall the running 12-month average number of hours worked by Consultant, including the preceding eleven (11) months, exceed forty-eight (48) hours per month, unless Consultant is paid additional compensation in the same manner. Nothing herein shall be construed to require the Consultant to work any such additional hours.

     (b) Consultant will report to the Chief Executive Officer of the Company and agrees to provide such consulting services to the Company as the Company may from time to time request during the term of this Agreement, regarding (i) consultation with the new general counsel of the Company to assist in his transition in taking over the duties of General Counsel of the Company, (ii) consultation with the Chief Executive Officer with respect to corporate governance matters and securities laws matters, and (iii) consultation with the appropriate officers of the Company with respect to general litigation matters, including (A) Regulatory Commission of Alaska proceedings in Docket Nos. P-03-4, P-97-7, P-97-4, and P-86-2, regarding calculation of Trans Alaska Pipeline System rates and dismantling, removal and restoration collection and allowances, and (B) pending litigation in Tesoro Hawaii Corp. v. United States, 58 Fed. Cl. 65 (2003), petition for appeal granted, 89 Fed. Appx. 732 (2004), regarding the use of economic price adjustments in competitively-awarded fuel supply contracts.

     (c) Consultant’s services hereunder are intended to be business consulting services and not legal services. The Company acknowledges that it is not engaging the Consultant to provide legal services and will not be relying on Consultant for legal advice under this Agreement.

     (d) Consultant will comply with all applicable laws, corporate documents governing the conduct of the business and affairs of the Company, and policies of the Company.

     4. Compensation for Engagement.

     (a) Fee. As compensation for the services to be rendered by Consultant during the term of this Agreement, Consultant shall be entitled to receive a fee at an annual rate of $240,000 (the “Consulting Fee”), payable in cash in monthly installments. In the event of the renewal of this Agreement in accordance with Section 2 hereof, the Company shall pay Consultant the monthly pro-rata portion of the Consulting Fee. If the Consultant provides services in excess of 48 hours a month on average for the first 12 months, he shall be entitled to compensation equal to $416 per hour for each hour over the 576 hours during such 12-month period and such amounts shall be added to (without duplication) and included as part of the Consulting Fee upon the earlier of the time of payment of the next monthly consulting fee after Consultant shall have worked 576 hours in any applicable 12-month period or at the end of any such 12-month period. The Company shall pay for such additional hours worked each month within 10 days of the end of the first year of this Agreement. If this Agreement continues thereafter on a month-to-month basis, the Company shall pay for such excess hours on a month-by-month basis. All fees shall be payable in accordance with the customary payroll practices of the Company as of the date hereof.

     (b) Bonus. After March 1, 2006, and on or before March 30, 2006, the Chief Executive Officer of the Company, in his reasonable discretion, shall evaluate the Consultant’s performance hereunder and shall determine a bonus in an amount ranging from $0 to two times the total Consulting Fee paid or payable to Consultant during the initial 12 month term of this Agreement for the Consultant’s services hereunder. Such bonus shall be paid to the Consultant within five days of its determination.

     (c) Taxes. There shall be no withholdings from the Consulting Fee or any bonus received in accordance with this Agreement. The Consultant shall be solely responsible, and liable, for all social security and other state and federal taxes or assessments. The Consultant hereby warrants to the Company, and indemnifies the Company against, Consultant’s non-payment of any and all social security and other state and federal taxes or assessments.

     (d) Indemnification. (i) Consultant shall be indemnified, and the Company shall obligate itself contractually to indemnify Consultant, to the same extent and under the same conditions that Consultant is presently indemnified pursuant to that certain Indemnification Agreement, by and between Tesoro Corporation and James C. Reed, Jr., dated December 2, 1992 (the “Indemnification Agreement”), as if Consultant were an officer and employee of the Company.

     (ii) With respect to Proceedings (as defined in Section 1(g) of the Indemnification Agreement) brought by or in the right of the Company, however, and not withstanding the provisions of Section 5 of the Indemnification Agreement, Consultant shall be further indemnified against Expenses (as defined in Section 1(e) of the Indemnification Agreement) actually and reasonably incurred by him or on his behalf in connection with any such Proceeding unless the court in which such Proceeding shall have been brought or is pending determines that Consultant engaged in willful misconduct or acted with gross negligence.

     (iii) In addition to the foregoing, the Company shall indemnify and hold harmless the Consultant from any Expense and all judgments, penalties, fines and amounts paid in settlement actually and reasonable incurred by him or on his behalf in connection with any Proceeding alleging, based on or related to his performance of services hereunder or in his capacity as a consultant as contemplated hereby, except for any judgment, penalty or fine based on and arising solely out of his gross negligence or willful misconduct. THE COMPANY RECOGNIZES, UNDERSTANDS AND AGREES THAT THE EFFECT OF THIS PROVISION IS TO INDEMNIFY THE CONSULTANT WITH RESPECT TO HIS OWN NEGLIGENCE AND THE COMPANY INTENDS THAT IT BE ENFORCEABLE AGAINST THE COMPANY NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR REQUIREMENT THAT WOULD PROHIBIT OR LIMIT SUCH INDEMNIFICATION.

     (iv) With respect to Proceedings related to this Consulting Agreement following a Change in Control, including a Proceeding initiated by Consultant to enforce his rights hereunder, Consultant shall be further indemnified against and promptly reimbursed for Expenses actually and reasonably incurred by him or on his behalf in connection with any such Proceeding unless the court in which such Proceeding shall have been brought or is pending determines that Consultant acted in bad faith with respect to initiating such Proceeding or with respect to substantially the entirety of his defense thereof.

     (e) Reimbursement of Expenses. The Company agrees to promptly reimburse Consultant for all appropriately documented, reasonable travel and other business expenses incurred by Consultant in the course of providing services requested by the Company or otherwise incurred in his capacity as a Consultant.

     5. Termination.

     (a) Death or Disability. This Agreement shall terminate automatically upon Consultant’s death or permanent disability. For purposes of this Agreement, Consultant shall be deemed to be “permanently disabled” if Consultant shall be considered to be permanently and totally disabled in accordance with the Company’s disability plan, if any, for a period of ninety (90) days or more. If there should be a dispute between the Company and Consultant as to Consultant’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) calendar days after a request for designation of such party, then a physician or psychiatrist shall be designated by the Mayo Clinic Hospital in Scottsdale, Arizona. The parties agree to be bound by the final decision of such physician or psychiatrist.

     (b) By Consultant. This Agreement may be terminated by Consultant for any reason upon delivery of ninety (90) days prior written notice to the Company.

     (c) By the Company. This Agreement may be terminated by the Company for any reason upon delivery of ninety (90) days prior written notice to Consultant; provided, however, that the Company may terminate this Agreement at any time if such termination is “for cause”, as defined below, by delivering to Consultant written notice describing the cause of termination ten (10) days before the effective date of such termination and by granting Consultant at least ten (10) days to cure the cause (except with regard to any disclosures of proprietary information for which no such period to cure shall be required).

               “For cause” shall be limited to the occurrence of the following events:

(i)	Failure, or absence of a good faith effort, by Consultant to adhere to the terms of this Agreement after thirty (30) days written notice and an opportunity to cure,

(iii)	Gross negligence on the part of Consultant, or

(iv)	Consultant is involved in fraudulent acts against the Company.

     (d) Termination by the Company Other Than “For Cause” or as a Result of a Change in Control. This Agreement shall be terminated by the Company in the event of a Change in Control (as defined in Section 5(e) hereunder). In the event of a termination other than “for cause” by the Company or as a result of a Change in Control, Consultant shall be entitled to receive the balance of the Consulting Fee for the initial 12-month term of this Agreement in one lump sum cash payment. In addition, the Consultant shall receive a bonus of $480,000 in a lump sum upon the occurrence of Change of Control; provided that, if the Consultant is paid such a bonus, then the aggregate of bonuses paid to Consultant pursuant to Section 4(b) shall not exceed $480,000.

     (e) Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events: (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company where a majority of the Board of Directors of the surviving corporation are, and for a two-year period after the merger continue to be, persons who were directors of the Company immediately prior to the merger or were elected as directors, or nominated for election as director, by a vote of at least two-thirds of the directors then still in office who were directors of the Company immediately prior to the merger, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or

     (ii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or

     (iii) (A) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing twenty (20) percent or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and (B) at any time during a period of two (2) years thereafter, individuals who immediately prior to the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination by the Board of Directors for election by the Company’s shareholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

     6. Proprietary Information.

     (a) Confidential Treatment. Consultant acknowledges and agrees that he has acquired, and may in the future acquire as a result of his engagement by the Company or otherwise, “Proprietary Information” (as defined below) of the Company which is of a confidential or trade secret nature, and all of which has a great value to the Company and is a substantial basis and foundation upon which the Company’s business is predicated. Accordingly, Consultant agrees to regard and preserve as confidential at all times all Proprietary Information and to refrain from publishing or disclosing any part of it and from using, copying or duplicating it in any way by any means whatsoever. Consultant further agrees that he will not use or disclose the Proprietary Information to any person or entity without the prior written consent of the Company. “Proprietary Information” includes all information and data in whatever form, tangible or intangible, pertaining in any manner to any business interests of the Company or any affiliate thereof, unless the information is or becomes publicly known through lawful means.

     (b) Property of the Company. Upon termination of Consultant’s engagement with the Company, Consultant shall surrender to the Company any and all work papers, reports, manuals, documents, and the like (including all originals and copies thereof) in his possession which contain Proprietary Information relating to the business, prospects or plans of the Company or its affiliates. Consultant acknowledges that all Proprietary Information and other property of the Company or any affiliate thereof which Consultant accumulates during his engagement are the property of the Company and shall be returned to the Company immediately upon the termination of this Agreement.

     (c) Cooperation. Consultant agrees that following any termination of his engagement with the Company, he will not disclose or cause to be disclosed any negative, adverse or derogatory comments or information of a substantial nature about the Company or its affiliates, the management of the Company or its affiliates, any product or service provided by the Company or its affiliates or the future prospects of the Company or its affiliates unless required by court order. The Company may seek the assistance, cooperation or testimony of Consultant following any such termination in connection with any investigation, litigation or proceeding arising out of matters within the knowledge of Consultant and related to his engagement by the Company, and in any instance, Consultant shall provide such assistance, cooperation or testimony and the Company shall pay Consultant’s reasonable costs and expenses in connection therewith.

     (d) Breach. In the event of a breach or a threatened breach of the terms of this Section by Consultant, the Company shall, in addition to all other remedies, be entitled to a temporary or permanent injunction or a decree for specific performance, in accordance with the provisions hereof, without showing any actual damage or that monetary damages would not provide an adequate remedy and without any bond or other security being required.

     7. Independent Contractor. The Company and Consultant hereby expressly acknowledge and agree that (a) Consultant is to provide certain services set forth in Section 3(b) to the Company in the capacity of independent contractor and not as employee of the Company and the Company is to have no right to control or direct the manner in which such services are to be performed and (b) Consultant is not authorized to enter into any contract or agreement on behalf of the Company or any other affiliate of the Company without the prior written authorization of such party. Consultant agrees to make no representation to any person or entity inconsistent in any manner with the provisions of the preceding sentence.

     8. Notice. All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed first-class, postage prepaid, registered or certified mail, or (ii) sent by overnight courier, telegram, telex, facsimile, telecommunication or other similar form of communication (with receipt confirmed), as follows:

To the Company:	Tesoro Corporation
Attention: Chief Executive Officer
300 Concord Plaza Drive
San Antonio, Texas 78216

To Consultant :	James C. Reed, Jr.
253 Riverforest Dr.
New Braunfels, Texas 78132

or to such other address and to the attention of such other person(s) or officer(s) as any party may designate by written notice. Any notice mailed shall be deemed to have been given and received on the third business day following the day of mailing. Any notice sent by overnight courier, telegram, telex, facsimile, telecommunication or other similar form of communication (with receipt confirmed) shall be deemed to have been given and received on the next business day following the day such communication is sent.

     9. Nonassignment. This Agreement is personal to Consultant and to the Company and shall not be assigned by either party without the other’s written consent.

     10. Further Assurances. Each party hereto agrees to perform such further actions, and to execute and deliver such additional documents, as may be reasonably necessary to carry out the provisions of this Agreement.

     11. Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability or the remaining provisions, or portions thereof, shall not be affected thereby.

     12. Governing Law. This Agreement shall be governed and construed under and interpreted in accordance with the laws of the State of Texas without giving effect to the doctrine of conflict of laws.

     13. Entire Agreement; Interpretation. This Agreement constitutes the entire agreement of the parties, and supersedes all prior agreements, oral or written, with respect to any consulting arrangement between the Company and Consultant. No change or modification of this Agreement shall be enforceable unless contained in a writing signed by the party against whom enforcement is sought. No presumption shall be construed against the party drafting this Agreement.

     14. Consultant’s Representations. Consultant represents and warrants that:

     (a) he is free to enter into this Agreement and to perform each of the terms and covenants contained herein;

     (b) he has been advised by legal counsel as to the terms and provisions hereof and the effect thereof and fully understands the consequences thereof;

     15. Waiver. The failure of any party to insist, in any one or more instances, upon strict performance of any one or more of the provisions, terms and conditions of this Agreement, or to exercise any right or rights hereunder shall not be construed as a waiver thereof, and any and all such provisions, terms, conditions and rights shall continue and remain in full force and effect.

     16. Non-Competition. Consultant hereby covenants and agrees that, for so long as this Agreement is in force, Consultant will not compete with the Company in the United States unless he has received prior written approval from the Company, which approval shall be in the sole and absolute discretion of the Company. For purposes of this Agreement, the term “compete” shall include (a) providing consulting services of a nature similar to those services to be provided under this Agreement and (b) engaging in activities of a nature similar to those conducted by the Company. In the event of a breach or a threatened breach of the terms of this Section by Consultant, the Company shall, in addition to all other remedies, be entitled to a temporary or permanent injunction or a decree for specific performance, in accordance with the provisions hereof, without showing any actual damage or that monetary damages would not provide an adequate remedy and without any bond or other security being required. In the event of litigation to enforce this covenant, the courts are hereby specifically authorized to reform this covenant as and to the extent, but only to such extent, necessary in order to give full force and effect hereto to the maximum degree permitted by law.

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     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

TESORO CORPORATION
By:	/s/ BRUCE A. SMITH
Bruce A. Smith
Chairman of the Board of Directors, President and Chief Executive Officer

CONSULTANT
By:	/s/ JAMES C. REED, JR.
James C. Reed, Jr.